                                                                   EXHIBIT(c)(9)

GRUMMAN CORPORATION
  BETHPAGE, NEW YORK 11714-3580
  TELEPHONE (301) 887-4186

                                                           DR. RENSO L. CAPORALI
                                                       CHAIRMAN OF THE BOARD AND
                                                         CHIEF EXECUTIVE OFFICER

                                                   March 28, 1994

Martin Marietta Corporation
6801 Rockledge Drive
Bethesda, Maryland 26817
Northrop Corporation
1840 Century Park East
Los Angeles, California 90067
Re:  Rules and Procedures for Submission of Proposals

Gentlemen:

     The Board of Directors of Grumman Corporation (the "Company") has determined that it is in the best interests of the shareholders of the Company to have free and open competitive bidding for the Company.

     Northrop Corporation ("Northrop") has requested, in a letter dated March 23, 1994, that there be "a free and open competitive bidding" and that the Company "take such actions as may be necessary and appropriate . . ." to achieve this. Martin Marietta Corporation ("Martin Marietta") has recognized, in a letter dated March 25, 1994, that "whatever steps Grumman takes regarding the Martin Marietta and Northrop offers are, of course, Grumman decisions alone" and has requested that it be advised promptly "if Grumman decides to establish bidding procedures."

     It is the strongly held view of the Board of Directors that this process must be conducted in an open, fair and orderly manner. The interests of our shareholders, employees, customers, suppliers, communities and the public generally can and will be best served by such an approach. The Board of Directors is mindful that the process in which the Company is currently engaged does present certain risks, particularly if the process is prolonged, including disruption to the Company's business and overall uncertainty among the Company's constituencies as to the Company's future. In order to mitigate these risks, the Board of Directors believes that the most prudent course of action is to bring this process to a prompt and orderly close.

     Accordingly, the Board of Directors has established the rules and procedures specified below for receiving proposals to acquire the Company ("Proposals"). The procedures are designed to constitute a single and final round of bidding, and each of you should submit your best and highest offer.

     The purpose of this letter is to invite each of you to submit Proposals, pursuant to such rules and procedures. The Board of Directors believes that agreement to such rules and procedures is critical to mitigating the risk of the process in which the Company is now engaged and, accordingly, submission of a Proposal will constitute for all purposes an agreement to be bound by such rules and procedures.

     The following rules and procedures will govern the submission of Proposals:

          1. Proposals should be in the respective forms attached and should be addressed and delivered in a sealed envelope to the Board of Directors of the Company: c/o Gene T. Sykes, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. Proposals must be received on Thursday, March 31, 1994 at 5:00 p.m. New York time (the "Submission Date"), unless extended by notice. You may not make any Proposal, or modify or amend any pending Proposal, to purchase the Company, except as prescribed herein.

          2. Until we have accepted one of your Proposals, we will not, except as may be required by law, publicly disclose the terms of either of your Proposals or communicate them to the other of you. Submission of your Proposal constitutes a representation that you have kept and will keep your Proposal confidential unit 9:00 a.m. New York time Monday, April 4, 1994 and that you have no knowledge of the other's Proposal.

          3. The Agreement and Plan of Merger currently in effect between the Company and Martin Marietta without any change (except as to the price per Share as defined therein and as to language amending upon acceptance the existing Merger Agreement to reflect such price per Share) is to be used by Martin Marietta as specified in submitting the attached form of Proposal for execution by Martin Marietta. The form of the Agreement and Plan of Merger submitted by Northrop to Grumman, pursuant to the letter dated March 23, 1994 from Northrop's counsel to the Company's counsel, without any changes (except as to price per Share as defined therein) is to be used by Northrop as specified in submitting the attached form of Proposal for execution by Northrop.

          4. It is the intention of the Board of Directors that the winning Proposal will be accepted as promptly as possible after 5:00 p.m. New York time Thursday, March 31, 1994. It is requested that each of you be available the week-end commencing 5:00 p.m. New York time Thursday, March 31, 1994 in the case of Martin Marietta to execute an amendment to the Agreement and Plan of Merger and in the case of Northrop to execute the Agreement and Plan of Merger as specified in Paragraph 3. Each Proposal will be irrevocable until 9:00 a.m. New York time on Monday, April 4, 1994.

          5. The Board of Directors will accept the Proposal which it determines in its reasonable good faith judgment is the best value reasonably obtainable for shareholders of the Company. A Proposal will be accepted only by a written acceptance signed by the Chairman of the Board, or other official of the Company specifically authorized by the Board of Directors.

     The Board of Directors reserves the right, insofar as necessary in the proper exercise of its fiduciary duties, to change the rules and procedures as set forth in this letter. If the Board of Directors modifies these rules and procedures, it intends promptly to notify both of you orally, with confirmation in writing.

                                        Very truly yours,

                                        BOARD OF DIRECTORS
                                        GRUMMAN CORPORATION

                                        By: /s/ RENSO L. CAPORALI
                                           -------------------------------------
                                           Renso L. Caporali, Chairman

                                FORM OF PROPOSAL

                              FOR MARTIN MARIETTA

Board of Directors
Grumman Corporation
c/o Gene T. Sykes
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Lady and Gentlemen:

     Martin Marietta Corporation hereby offers, pursuant to and in accordance with the rules and procedures in your letter to us dated March 28, 1994 (the "Procedures"), to amend the Agreement and Plan of Merger, dated as of March 6, 1994, among Martin Marietta Corporation, MMC Acquisition Corp. and Grumman Corporation (the "Merger Agreement"), to increase the price Acquisition would
pay to $          per Share pursuant to and otherwise in accordance with the
Merger Agreement.

     This offer shall be irrevocable until 9:00 a.m. New York time on Monday April 4, 1994. The execution and delivery of this Proposal, pursuant to and in accordance with the Procedures, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this offer or the amendment to the Merger Agreement contemplated hereby. (Defined terms used herein shall have the meanings specified in the Merger Agreement.)

     Acceptance of this offer by Grumman Corporation in accordance with the Procedures shall constitute an amendment to the Merger Agreement to change in
the second WHEREAS clause $55.00 to $          . The Merger Agreement, except as
so amended, shall remain in full force and effect.

                                          Sincerely yours,

                                          --------------------------------------
                                          Norman R. Augustine
                                          Chairman of the Board and
                                          Chief Executive Officer

                                FORM OF PROPOSAL

                                  FOR NORTHROP

Board of Directors
Grumman Corporation
c/o Gene T. Sykes
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Lady and Gentlemen:

     Northrop Corporation hereby offers, pursuant to and in accordance with the rules and procedures in your letter to us dated March 28, 1994 (the "Procedures"), to amend the form Agreement and Plan of Merger, dated as of March 24, 1994, among Northrop Corporation, Northrop Acquisition, Inc. and Grumman Corporation submitted to you, pursuant to the letter dated March 23, 1994 from our counsel to your counsel (the "Merger Agreement"), to increase the price
Acquisition would pay to $          per Share pursuant to and otherwise in
accordance with the Merger Agreement.

     This offer shall be irrevocable until 9:00 a.m. New York time on Monday, April 4, 1994. The execution and delivery of this Proposal, pursuant to and in accordance with the Procedures, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this offer or the amendment to the Merger Agreement contemplated hereby. (Defined terms used herein shall have the meanings specified in the Merger Agreement.)

     Acceptance of this offer by Grumman Corporation in accordance with the Procedures shall constitute an amendment to the Merger Agreement to change in
the second WHEREAS clause $60.00 to $          and the Merger Agreement, so
amended, shall be in full force and effect.

                                          Sincerely yours,

                                          --------------------------------------
                                          Kent Kresa
                                          Chairman of the Board and
                                          Chief Executive Officer